                         FOR IMMEDIATE RELEASE
David Kelley
224-727-2535
dkelley@littelfuse.com

Littelfuse Appoints Holly B. Paeper to Board of Directors

Chicago, March 5, 2026 — Littelfuse, Inc. (NASDAQ: LFUS), a leader in developing smart solutions that enable safe and efficient electrical energy transfer, today announced the appointment of Holly B. Paeper to the company’s board of directors, effective March 4, 2026. Paeper was also appointed to the Technology Committee.

“We are pleased to welcome Holly to the Littelfuse Board of Directors,” said Gordon Hunter, Littelfuse Chairman of the Board of Directors. “Holly brings a unique perspective that aligns with our mission of enabling safe and efficient electrical energy transfer. Her extensive leadership experience across our end markets, board expertise, and proven track record in driving strategic growth will be significant assets as we continue to execute on our company’s strategic priorities.”

Holly Paeper is the President, Commercial HVAC Americas, for Trane Technologies, a global climate innovator that delivers sustainable and efficient solutions for buildings, homes, and transportation. As President, Paeper leads a thermal management, building technologies and energy services business, delivering innovative solutions for commercial, industrial, and data center customers. She previously served as President of the global Life Science Solutions business (2021–2024) and held Vice President and General Manager roles within the Commercial HVAC business (2016–2021). Prior to joining Trane Technologies, Paeper held executive leadership roles in general management, M&A, strategy, product management, and marketing at Corning, Eaton, and Intel.

She currently serves on the board of directors of Mitsubishi Trane HVAC US (METUS) and previously served on the board of directors of LiquidStack (2023–2025). Paeper holds a Bachelor of Science in Electrical Engineering from the University of Minnesota – Institute of Technology and a Master of Business Administration from the University of Minnesota – Carlson School of Management.

About Littelfuse
Littelfuse, Inc. (NASDAQ: LFUS) is a diversified, industrial technology manufacturing company empowering a sustainable, connected, and safer world. Across more than 20 countries, and with approximately 17,000 global associates, we partner with customers to design and deliver innovative, reliable solutions. Serving over 100,000 end customers, our products are found in a variety of industrial, transportation, and electronics end markets–everywhere, every day. Learn more at Littelfuse.com.

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